EXHIBIT 21.1
     Subsidiaries of 180 Connect Inc.

Name Under Which Business is
Subsidiary Legal Name	Conducted	State or Country of Incorporation
1305699 Alberta ULC	—	Canada
180 Connect Exchangeco Inc.	—	Canada
180 Connect Inc.	180 Connect	Canada
Wirecomm Systems Inc.	Wirecomm	Canada
Wirecomm America, Inc.	—	Delaware
180 Connect, Inc.	180 Connect	Nevada
Mountain Center, Inc.	Ironwood	California
Piedmont Telecommunications, Inc.	—	North Carolina
180 Digital Interiors, Inc.	180 Home	Delaware
HD Complete, Inc.	—	Delaware
Ironwood Communications, Inc.	Ironwood	Nevada
1083723 Alberta Ltd.	—	Canada